UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 16, 2015

COMPUTER SCIENCES CORPORATION
(Exact name of Registrant as specified in its charter)

Nevada	1-4850	95-2043126
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3170 Fairview Park Drive	22042
Falls Church, Virginia	(Zip Code)
(Address of Principal Executive Offices)

Registrant’s telephone number, including area code (703) 876-1000

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On December 16, 2015, Computer Sciences Holdings (UK) Ltd., as Borrower (the “Borrower”), Computer Sciences Corporation, as Guarantor (the "Company"), the financial institutions party thereto, as lenders and Lloyds Bank plc, as administrative agent entered into a Term Loan Agreement (the "UK Term Loan").

The UK Term Loan is a £150.0 million (subject to the Borrower’s option to request that the commitments be increased to £300.0 million) delayed-draw unsecured term loan.  The UK Term Loan matures on January 15, 2019, or, if earlier, the date that is a specified period after the date upon which the Borrower ceases to be a subsidiary of the Company.  The Borrower may request advances (i) in respect of the £150.0 million initial commitments, until the date that is thirty days after the signing of the UK Term Loan and (ii) in respect of the additional £150.0 million in incremental commitments, at the time the commitments are increased. Advances made under the UK Term Loan will bear interest at LIBOR for such interest period plus 0.65%, payable on the last day of such interest period.

The UK Term Loan contains representations, warranties, and covenants customary for facilities of this type, as well as customary events of default, including (i) a cross-default to payment defaults on principal payments aggregating US$250,000,000 or to other events if the effect is to accelerate or permit acceleration of such debt and (ii) the occurrence of a change of control. In addition, under the UK Term Loan, the Company is required to maintain a ratio of EBITDA to interest expense no less than 3:00 to 1:00 and a ratio of total debt to EBITDA of no more than 3:00 to 1:00.

The UK Term Loan includes various customary remedies for the lenders following an event of default, including the acceleration of repayment of outstanding amounts under the UK Term Loan. These representations, covenants, events of default and remedies are generally the same as those provided in the Borrower’s existing £250.0 million unsecured term loan credit facility.  The foregoing description of the UK Term Loan is only a summary and is qualified in its entirety by reference to the full text of the UK Term Loan, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

On December 16, 2015, Computer Sciences Holdings (UK) Ltd., as Borrower (the “Borrower”), Computer Sciences Corporation, as Guarantor (the "Company) and Lloyds Bank plc, as lender and agent (the “Lender”) entered into an Amendment Agreement to the existing £250.0 million unsecured term loan credit facility dated as of December 18, 2013 among the Borrower, the Company and the Agent (the "Amendment Agreement").

Pursuant to the Amendment Agreement (x) the Borrower will agree to repay the advance in an amount sufficient to reduce the aggregate principal amount thereof to not more than £100,000,000 and (y) the Lender will agree to extend, to May 19, 2016, the maturity of the Advance (to the extent not so repaid or required to be repaid).  The Amendment Agreement will become effective on the later of (i) January 19, 2016 and (ii) the date that each of the conditions precedent set forth therein is satisfied.

Item 9.01    Financial Statements and Exhibits.

(d) The following exhibits are filed herewith.

Exhibit No.	Description
10.1
Credit Agreement dated as of December 16, 2015, among CSC Computer Sciences UK Holdings Limited, as Borrower, Computer Sciences Corporation, as the Company, the lenders from time to time party thereto, as Lenders, Lloyds Bank PLC, as Administrative Agent, Lloyds Bank PLC and The Bank of Tokyo-Mitsubishi UFJ, LTD., as Joint Lead Arrangers, and Mizuho Bank, LTD., as Arranger

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereto duly authorized.

COMPUTER SCIENCES CORPORATION

Dated: December 22, 2015	By: /s/ Paul N. Saleh
Paul N. Saleh
Executive Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1
Credit Agreement dated as of December 16, 2015, among CSC Computer Sciences UK Holdings Limited, as Borrower, Computer Sciences Corporation, as the Company, the lenders from time to time party thereto, as Lenders, Lloyds Bank PLC, as Administrative Agent, Lloyds Bank PLC and The Bank of Tokyo-Mitsubishi UFJ, LTD., as Joint Lead Arrangers, and Mizuho Bank, LTD., as Arranger